Prospectus Supplement No. 5 (to prospectus dated March 21, 2012)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-179896

Realogy Corporation

Up to $1,143,706,000 11.00% Series A Convertible Senior Subordinated Notes due 2018

Up to $291,424,196 11.00% Series B Convertible Senior Subordinated Notes due 2018

Up to $675,111,000 11.00% Series C Convertible Senior Subordinated Notes due 2018

and

Domus Holdings Corp.

Class A Common Stock Issuable upon Conversion of the Notes

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 21, 2012, as supplemented by the prospectus supplements dated May 2, 2012, June 8, 2012, August 7, 2012 and September 6, 2012, covering resales by selling securityholders of Realogy Corporation’s (i) 11.00% Series A Convertible Senior Subordinated Notes due 2018, (ii) 11.00% Series B Convertible Senior Subordinated Notes due 2018 and (iii) 11.00% Series C Convertible Senior Subordinated Notes due 2018 (collectively, the “notes”) and the Class A Common Stock of Domus Holdings Corp., par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of the notes, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on September 14, 2012.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in the notes and the Class A Common Stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 21 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 14, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2012 (September 10, 2012)

Realogy Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-173250, 333-173254 and 333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Domus Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-173250	20-8050955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2012, Realogy Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Domus Holdings Corp., amended the employment agreement with its Chairman, Chief Executive Officer and President, Richard A. Smith, to provide for an extended term ending on April 9, 2016. Except as otherwise described herein there have been no other changes to the provisions of the employment agreement. A copy of the amendment is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment.

Item 9.01	Exhibits and Financial Statements.

(d)	Exhibits

Exhibit Number	Exhibit

10.1	Amendment to Employment Agreement, dated as of September 10, 2012, between Realogy Corporation and Richard A. Smith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: September 14, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Domus Holdings Corp.

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: September 14, 2012

INDEX TO EXHIBITS

Exhibit Number	Exhibit

10.1	Amendment to Employment Agreement, dated as of September 10, 2012, between Realogy Corporation and Richard A. Smith.

Exhibit 10.1

Amendment to Employment Agreement

Dated September 10, 2012 between Realogy Corporation (the “Company”)

and Richard A. Smith (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of April 10, 2007; and

WHEREAS, the Company and Executive desire to amend that Employment Agreement with an extension to the Employment Period (as defined in the Employment Agreement).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follow:

1.	Section 1 of the Employment Agreement is hereby amended to change the end of the Initial Term of the Agreement from the “fifth anniversary of the Effective Date” to “April 9, 2016”.

2.	Except as otherwise provided in this Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

REALOGY CORPORATION

By:	/s/ David J. Weaving
Name: David J. Weaving Title: EVP/Chief Administrative Officer

/s/ Richard A. Smith
Richard A. Smith